Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Northwest Pipe Company (the “Company”) acquired Ameron Water Transmission Group, LLC (“Ameron”) on July 27, 2018 for total consideration of approximately $38.3 million, subject to a post-closing adjustment based on changes in net working capital. The Company financed the acquisition with cash on hand.

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and Ameron’s historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of Ameron. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 give effect to the transaction as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the transaction as if it had occurred on June 30, 2018.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and Ameron’s historical information included herein.

NORTHWEST PIPE COMPANY
PRO FORMA CONDENSED COMBINED BALANCE SHEET
(Unaudited)
June 30, 2018
(In thousands)

	Northwest Pipe Company Historical	Ameron Water Transmission Group, LLC Historical	Reclassification Adjustments (Note 3)		Pro Forma Adjustments (Note 4)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$41,887	$2,706	$-		$(38,251)	(a)	$4,456
					(1,886)	(b)
Trade and other receivables, net	16,334	10,095	(1,993)	(1)	(399)	(c)	24,037
Contract assets	44,320	-	-		11,036	(c)	55,356
Inventories	19,270	14,721	-		(9,456)	(c)	24,535
Prepaid expenses and other	5,300	3,489	-		200	(d)	8,989
Assets held for sale	3,088	-	-		-		3,088
Total current assets	130,199	31,011	(1,993)		(38,756)		120,461
Property and equipment, net	74,430	13,879	-		21,054	(e)	109,363
Other assets	9,300	168	-		-		9,468
Total assets	$213,929	$45,058	$(1,993)		$(17,702)		$239,292

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,568	$3,864	$7,125	(2)	$-		$16,557
Accounts payable, related party	-	7,125	(7,125)	(2)	-		-
Accrued liabilities	5,013	3,894	(1,993)	(1)	(586)	(c)	6,328
Contract liabilities	184	-	-		232	(c)	416
Accrued income taxes	-	1,524	-		(1,524)	(f)	-
Current portion of capital lease obligations	400	-	-		-		400
Total current liabilities	11,165	16,407	(1,993)		(1,878)		23,701
Capital lease obligations, less current portion	920	-	-		-		920
Deferred income taxes	233	463	-		(463)	(f)	233
Other long-term liabilities	10,783	-	-		-		10,783
Total liabilities	23,101	16,870	(1,993)		(2,341)		35,637

Total stockholders' equity	190,828	28,188	-		(1,886)	(b)	203,655
					(28,188)	(g)
					14,713	(h)
Total liabilities and stockholders’ equity	$213,929	$45,058	$(1,993)		$(17,702)		$239,292

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NORTHWEST PIPE COMPANY
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Unaudited)
For the Six Months Ended June 30, 2018
(In thousands, except per share amounts)

	Northwest Pipe Company Historical	Ameron Water Transmission Group, LLC Historical	Reclassification Adjustments (Note 3)		Pro Forma Adjustments (Note 4)		Pro Forma Combined

Net sales	$62,150	$16,202	$59	(3)	$7,308	(c)	$85,719
Cost of sales	62,040	15,467	59	(3)	4,695	(c)	84,377
			1,293	(4)	823	(e)
Gross profit	110	735	(1,293)		1,790		1,342
Selling, general and administrative expense	7,191	3,648	(1,293)	(4)	(132)	(b)	9,414
Restructuring expense	1,088	-	-		-		1,088
Impairment	-	20,767	-		-		20,767
Operating loss	(8,169)	(23,680)	-		1,922		(29,927)
Other income	190	4,521	-		-		4,711
Interest income	218	-	-		-		218
Interest expense	(256)	-	-		-		(256)
Loss from continuing operations before income taxes	(8,017)	(19,159)	-		1,922		(25,254)
Income tax expense (benefit)	(380)	526	-		(519)	(i)	(373)
Loss from continuing operations	$(7,637)	$(19,685)	$-		$2,441		$(24,881)

Basic and diluted loss per share:
Continuing operations	$(0.79)						$(2.56)

Shares used in per share calculations:
Basic and diluted	9,717						9,717

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NORTHWEST PIPE COMPANY
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Unaudited)
For the Year Ended December 31, 2017
(In thousands, except per share amounts)

	Northwest Pipe Company Historical	Ameron Water Transmission Group, LLC Historical	Reclassification Adjustments (Note 3)		Pro Forma Adjustments (Note 4)		Pro Forma Combined

Net sales	$132,780	$57,129	$268	(3)	$(3,800)	(c)	$186,377
Cost of sales	126,957	53,477	268	(3)	(4,212)	(c)	180,627
			2,600	(4)	1,529	(e)
			8	(5)
Gross profit	5,823	3,652	(2,608)		(1,117)		5,750
Selling, general and administrative expense	14,143	7,296	(2,600)	(4)	200	(d)	19,039
Restructuring expense	881	-	-		-		881
Operating loss	(9,201)	(3,644)	(8)		(1,317)		(14,170)
Other income	193	1,414	8	(5)	-		1,615
Interest income	6	-	-		-		6
Interest expense	(490)	-	-		-		(490)
Loss from continuing operations before income taxes	(9,492)	(2,230)	-		(1,317)		(13,039)
Income tax benefit	(1,100)	(1,530)	-		202	(i)	(2,428)
Loss from continuing operations	$(8,392)	$(700)	$-		$(1,519)		$(10,611)

Basic and diluted loss per share:
Continuing operations	$(0.88)						$(1.10)

Shares used in per share calculations:
Basic and diluted	9,613						9,613

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation

Northwest Pipe Company (the “Company”) acquired Ameron Water Transmission Group, LLC (“Ameron”) on July 27, 2018.

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are based upon available information and certain assumptions (1) directly attributable to the acquisition, (2) factually supportable and reasonable under the circumstances and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the acquisition.

The acquisition will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations.” As the acquirer for accounting purposes, the Company has estimated the fair value of Ameron’s assets acquired and liabilities assumed and conformed the accounting policies of Ameron to its own accounting policies.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

2.	Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of Ameron’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as if the acquisition had closed on June 30, 2018 (in thousands):

Cash and cash equivalents	$2,706
Trade and other receivables, net	7,703
Contract assets	11,036
Inventories	5,265
Prepaid expenses and other	3,689
Property and equipment, net	34,933
Other assets	168
Accounts payable	(10,989)
Accrued liabilities	(1,315)
Contract liabilities	(232)
Bargain purchase gain (see Note 4(h))	(14,713)
Total estimated consideration	$38,251

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property and equipment, (2) changes in allocations to intangible assets such as backlog and (3) other changes to assets and liabilities, including working capital adjustments.

3.	Reclassification Adjustments

The reclassification adjustments are based on our preliminary estimates and assumptions that are subject to change. The following reclassification adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(1)

The Company recognizes accrued customer claims in Trade receivables, net, while Ameron recognizes these amounts in Accrued liabilities. Therefore, this reclassification adjustment conforms the presentation of accrued customer claims to the Company’s presentation.

(2)	Ameron’s Accounts payable, related party is a payable to its former parent company. Therefore, this reclassification adjustment reflects this as a trade payable for the Company.

(3)

The Company recognizes scrap sales in Net sales, while Ameron recognizes these revenues as a reduction to Cost of sales. Therefore, this reclassification adjustment conforms the presentation of scrap sales to the Company’s presentation.

(4)

The Company recognizes certain costs in Cost of sales, while Ameron recognizes these costs in Selling, general and administrative expense. Therefore, this reclassification adjustment conforms the presentation of these costs to the Company’s presentation.

(5)

Reflects a reclassification adjustment for the impact of the adoption of Accounting Standards Update No. 2017-07, “Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” to present the Company’s non-service components of periodic pension cost in “Other income (expense)” in the pro forma condensed combined statements of operations.

4.	Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects consideration of $38.3 million of cash paid at closing of acquisition.

(b)

Represents the payment of the estimated transaction costs of $1.9 million related to the Ameron acquisition. As acquisition-related transactions costs are non-recurring items, an adjustment totaling $0.1 million has been reflected in the unaudited pro forma condensed combined statement of operations to remove the acquisition-related transaction costs that were expensed by the Company during the six months ended June 30, 2018.

(c)

Reflects the adjustment to conform Ameron’s historical financial statements with the Company's accounting policy to recognize revenue over time as the manufacturing process progresses. Historically, Ameron has recognized revenues at the time its manufacturing process is complete, the customer has been provided with all proper inspection and other required documentation, title and risk of loss has passed to the customer, collectability is reasonably assured and the product has been delivered.

(d)

Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets for backlog. The fair value of identifiable intangible assets is determined primarily using the income approach, which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of Ameron’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on publicly available transaction data for the industry.

The following table summarizes the estimated fair values of Ameron’s identifiable intangible assets and their estimated useful lives (dollars in thousands):

			Amortization Expense
	Estimated Fair Value	Estimated Useful Life (in years)	Six Months Ended June 30, 2018	Year Ended December 31, 2017

Backlog	$200	1.0	$-	$200

Historical amortization expense			-	-
Pro forma adjustments to amortization expense			$-	$200

This preliminary estimate of fair value and estimated useful life will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

(e)

Reflects the adjustment of $21.1 million to increase the basis in the acquired property and equipment to estimated fair value of $34.9 million. The estimated useful lives range from 1 to 35 years. The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Ameron’s property and equipment.

The following table summarizes the change in the estimated depreciation expense (in thousands):

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Estimated depreciation expense	$2,481	$4,962
Historical depreciation expense	1,658	3,433
Pro forma adjustments to depreciation expense	$823	$1,529

(f)

Reflects the adjustment to current income taxes payable and deferred income tax liabilities resulting from the expected current and future income tax consequences of temporary differences between the fair values of the assets acquired and liabilities assumed and their tax bases. This estimate of income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(g)	Represents the elimination of the historical equity of Ameron.

(h)

Represents preliminary bargain purchase gain, net of deferred income tax, calculated as if the net assets were acquired on June 30, 2018. The actual bargain purchase gain to be recorded in our September 30, 2018 financial statements is expected to be materially different, due to the changes in Ameron’s working capital balances between June 30, 2018 and the acquisition date of July 27, 2018, as well as possible changes as the purchase price allocation is completed. This bargain purchase gain is not reflected in the unaudited pro forma condensed combined statements of operations because it is a nonrecurring item that is directly related to the transaction.

(i)

Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory income tax rate of 24.4% and 37.8% for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, adjusted for the impact of the realizabilty of losses from operations.